Exhibit 10.4

Secured Recourse Promissory Note and Pledge Agreement

Maker:	Stephen Daffron

Maker’s Address and Fax:

Principal Amount:	$5,000,000.00

Dated:	September 26, 2013

Place of Delivery:	Bedford, MA

Maturity Date:	The earliest to occur of (i) the termination of Maker’s employment with Interactive Data Corporation (the “Employer”) for Cause (as defined in Maker’s employment agreement with the Employer, dated September 12, 2013, (ii) two business days prior to the anticipated occurrence of any event (as reasonably determined by the Holder) with respect to the Maker, which, in any such case if the Note were to be outstanding on and/or after such date, would result in a violation of Section 402 of the Sarbanes-Oxley Act of 2002 (and any successor provision or legislation thereto), and for which no exemption is then applicable and (iii) the eighteen (18) month anniversary of the date of this Note.

Section 1. Promise to Repay; Interest; Prepayments, Events of Default.

(a) FOR VALUE RECEIVED, Stephen Daffron (the “Maker”), an individual with an address set forth above, hereby unconditionally agrees to pay to the order of Igloo Holdings Corporation (“Holder”), the Principal Amount set forth above on the Maturity Date set forth above in this Secured Recourse Promissory Note and Pledge Agreement (this “Note”), and to pay on the Maturity Date set forth above interest on the unpaid principal amount of this Note from and including the date hereof until maturity and, to the extent permitted by applicable law, on any overdue interest payable on this Note so long as the principal balance of this Note remains outstanding, at the rate per annum equal to 0.75%. One hundred percent (100%) of the Principal Amount and one hundred percent (100%) of the accrued interest shall be fully recourse as to the Maker, and Holder shall have all the rights and remedies of a secured party under the Uniform Commercial Code.

(b) Payments of both principal and interest are to be made on the Maturity Date without setoff or counterclaim in lawful money of the United States of America in same day or immediately available funds to the account of Holder specified from time to time by Holder to the Maker.

(c) The Maker may prepay amounts due under this Note at any time without premium or penalty, which shall be applied first to accrued interest, if any, second to any outstanding principal.

(d) Anything herein to the contrary notwithstanding, (i) to the extent that the Maker is entitled to any extraordinary cash distributions (including liquidating dividends and payments in respect of redemption) in respect of any Shares or Additional Shares (each as defined in Section 2 below), one hundred percent (100%) of such distributions shall be retained by Holder and applied first to outstanding Obligations (other than accrued and unpaid interest and outstanding principal), second to accrued and unpaid interest, and third to outstanding principal and, after such application, Maker shall be entitled to the remainder, if any, and (ii) to the extent that Maker sells any Shares or Additional Shares, one hundred percent (100%) of the net proceeds from the sale of such Shares and/or Additional Shares, after the payment of any commission and income taxes arising directly from such sale, shall be promptly remitted to Holder, and shall then be applied first to outstanding Obligations (other than accrued and unpaid interest and outstanding principal), second to accrued and unpaid interest, and third to outstanding principal and, after such application, Maker shall be entitled to the remainder, if any. Maker shall not be entitled to sell any Share or Additional Share (i) for consideration other than cash or (ii) following the occurrence and during the continuance of a Default.

(e) Interest shall be computed on the basis of the actual number of days elapsed over a year of 365 days. Interest shall be compounded annually.

(f) The principal of this Note shall become immediately due and payable upon the occurrence of any of the following events (a “Default”): (i) the Maker shall fail to make any payment of the principal of this Note when due and such failure shall have continued for a period of 2 calendar days, (ii) the Maker shall fail to make any payment of interest on this Note when due and such failure shall have continued for a period of 2 calendar days, (iii) the Maker shall admit in writing his inability to pay debts when due or shall file a petition under any state or federal bankruptcy or insolvency statute or any such petition shall be filed against the Maker, (iv) the security interest in the Collateral (as defined in Section 2 below) purported to be created under this Note shall fail to constitute a first priority perfected security interest securing the Obligations (as defined in Section 2 below), (v) the Maker shall fail to comply with any other covenant under this Note and such failure shall continue for a period of 10 days after written notice thereof shall have been given by Holder to the Maker, or (vi) the Holder determines, upon the advice of legal counsel, that this Note violates any provision of the Sarbanes-Oxley Act of 2002, or any other applicable law. At any time during the continuance of any such Default event, Holder by notice to Maker may declare the principal of this Note immediately due and payable together with accrued and unpaid interest thereon and all other unpaid amounts owing hereunder, provided that upon the occurrence of an event described in clause (iii) above the principal of this Note shall automatically become immediately due and payable together with accrued and unpaid interest thereon and all other unpaid amounts owing hereunder.

(g) The Maker waives presentment for payment, demand, protest and notice of dishonor.

Section 2. Pledge of Stock as Collateral.

(a) As security for the repayment of the principal of and interest on this Note and the costs of collection of this Note, including, without limitation, the reasonable attorneys fees and expenses (collectively, the “Obligations”), the Maker hereby grants to Holder a security interest in 8,620,689 shares of common stock of the Holder acquired pursuant to the Subscription Agreement between the Maker and Holder, dated even herewith (the “Shares”), including all cash and stock dividends and other distributions made from time to time in respect of the Shares and all proceeds thereof, and any additional shares of common stock of the Holder acquired by the Maker following the date hereof (“Additional Shares”), including all cash and stock dividends and other distributions made from time to time in respect of the Additional Shares and all proceeds thereof (collectively, the “Collateral”). Contemporaneously with the execution of this Note, in the case of the Shares, and within ten (10) days following acquisition, in the case of Additional Shares, unless Holder otherwise holds such Shares or Additional Shares in “book entry” form, Maker shall deliver to Holder the certificate(s) representing the Shares, or Additional Shares, as applicable, together with duly endorsed in blank or accompanied by stock powers duly executed in blank, any documentary tax stamps and any other document necessary to cause Holder to have a good, valid and perfected first pledge of, lien on and security interest in such stock, free and clear of any mortgage, pledge, lien security interest, hypothecation, assignment, charge, right, encumbrance or restriction. At any time following a Default, any or all of the Shares and Additional Shares held by Maker hereunder may be registered, at the option of Holder exercised in accordance with Section 2(d) hereof, in the name of Holder or in the name of its nominee as pledgee.

(b) All non-cash distributions shall be retained by, or otherwise delivered promptly upon receipt to, Holder to be held as Collateral. So long as no Default shall have occurred and be continuing, (i) all other cash distributions shall be received by the Maker (subject to Section 1(d) above), and (ii) the Maker may vote all shares of stock included in the Collateral. Any distribution paid to Maker which are required to be paid to Holder shall be held in trust by the Maker prior to delivery to Holder.

(c) To the extent that any notice is required to be given to the Maker in connection with the sale or other disposition of Collateral, the Maker agrees that 10 calendar days’ notice is reasonable.

(d) Upon the occurrence and during the continuance of a Default, all rights of Maker to exercise the voting and/or consensual rights and powers which Maker is entitled to exercise and/or to receive the dividends, and all other cash distributions which Maker is authorized to receive and retain pursuant to Section 2(b) hereof shall cease, at the option of Holder, and all such rights shall thereupon become vested in Holder, which shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and powers and/or to receive and retain such dividends, and cash distributions. In such case Maker shall execute and deliver such documents as Holder may reasonably request to enable Holder to exercise such rights and receive such dividends. In addition, Holder is hereby appointed the attorney-in-fact of Maker, with full power of substitution, which appointment as attorney-in-fact is irrevocable and coupled with an interest, to take all such actions after the occurrence and during the continuance of a Default, whether in the name of Holder or Maker, as Holder may consider necessary or desirable for the purpose of exercising such rights and receiving such dividends. Any and all money and other property paid over to or received by Holder pursuant to the provisions of this Section 2(d) shall be retained by Holder and shall be applied in accordance with the provisions hereof.

(e) Maker hereby irrevocably authorizes Holder at any time and from time to time to file in any relevant jurisdiction any initial financing statements and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment. Maker agrees to promptly provide such information to Holder upon request.

Section 3. Representations and Warranties. The Maker represents and warrants that this Note has been duly executed by him and constitutes his legal, valid and binding obligation.

Section 4. Covenants. The Maker agrees that so long as any portion of the Obligations remains unpaid, he will (a) not create or permit to exist any lien or security interest of any nature whatsoever on the Collateral other than in favor of Holder and (b) execute and deliver promptly upon request such documents which Holder may deem necessary or desirable to create, perfect or continue the perfection of the first priority security interest in the Collateral purported to be created in the Collateral to secure the repayment in full of the Obligations.

Section 5. Governing Law. This Note shall be deemed to be a contract made under and governed by the internal laws of the State of Delaware without regard to conflicts of law principles.

Section 6. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of facsimile, when received, addressed as follows to the Company and the Executive, or to such other address as may be hereafter notified by the parties hereto:

If to the Holder, to it at the following address:

c/o Interactive Data Corporation

2 Crosby Drive

Bedford, Massachusetts 01730-1402

Attn:    Chief Financial Officer

Telephone: (781) 687-8500

Fax: (781) 687-8005

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn:    David E. Rubinsky

Telephone: (212) 455-2493

Fax: (212) 455-2502

If to the Maker, to him or her at his or her address or facsimile number set forth on above.

Section 7. No Oral Amendments or Waivers; Delay in Enforcement of Rights Not a Waiver by Holder. This Note may not be amended, modified or waived except by writing executed by the Maker and Holder. No failure on the part of Holder to exercise and no delay in exercising and no course of dealing with respect to any right, power or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 8. WAIVER OF TRIAL BY JURY. THE MAKER AND HOLDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) UNDER THIS NOTE OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALING OF THE PARTIES HERETO IN RESPECT OF THIS NOTE, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. MAKER AND HOLDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT MAKER OR HOLDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS NOTE WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9. Successors and Assigns. This Note shall be binding upon the successors or assigns of Maker, provided that Maker agrees not assign or delegate any of his rights or duties hereunder or any interest herein; any purported assignment or delegation in violation of the foregoing shall be void. This Note shall inure to the benefit of the successors and assigns of Holder.

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IN WITNESS WHEREOF, the Maker has executed this Note as of the date set forth above.

/s/ Stephen Daffron
Maker

Accepted:

Igloo Holdings Corporation

By:	/s/ Vincent A. Chippari
Title:	Treasurer